SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

     INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. 1)*


                                VCG Holding Corp.
                                 (Name of Issuer)

                         Common Stock, $.0001 par value
                         (Title of Class of Securities)

                                    91821K101
                                 (CUSIP Number)

                                   December 31, 2007
               (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Intrepid Capital Fund (QP), L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    238,576
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    238,576
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    238,576
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                    1.41%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                    PN
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Intrepid Enhanced Alpha Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    245,098
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    245,098
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    245,098
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY
          AMOUNT IN ROW (9)
                    1.45%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                    CO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Intrepid Capital Fund (Offshore) Ltd.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
              Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    161,826
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    161,826
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    161,826
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    0.96%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                    CO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Bluenose Capital Fund (QP), L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    105,425
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    105,425
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    105,425
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                    0.62%
-----------------------------------------------------------------------------
    (12)       TYPE OF REPORTING PERSON
                    PN
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Bluenose Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    144,575
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    144,575
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    144,575
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------

    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.86%
-----------------------------------------------------------------------------
    (12)       TYPE OF REPORTING PERSON
                    CO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Intrepid Capital Advisors, LLC
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY
-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    344,001
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    344,001
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    344,001
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    2.04%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                    OO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Intrepid Fund Management, LLC
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY
-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    551,499
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    551,499
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    551,499
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                    3.27%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                    OO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Steven Shapiro
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY
-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    895,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    895,500
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    895,500
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    5.30%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                    IN
-----------------------------------------------------------------------------

This statement is filed with respect to the common stock ("Common Stock") of VCG Holding Corp. (the "Issuer") beneficially owned by the Reporting Persons identified below as of January 1, 2008, and amends and supplements the
Schedule 13G originally filed by the Reporting Persons on December 28, 2007 (collectively, the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.

The  names  of  the  persons   filing  this   statement   on  Schedule  13G  are
(collectively, the "Reporting Persons"): Intrepid Capital Fund (QP), L.P. ("QP"), Intrepid Enhanced Alpha Master Fund, Ltd. ("Enhanced"), Intrepid Capital Fund (Offshore) Ltd. ("Offshore"), Bluenose Capital Fund (QP), L.P. ("BN"), Bluenose Master Fund, Ltd. ("BN Offshore"), Intrepid Capital Advisors, LLC ("ICA"), Intrepid Fund Management, LLC ("IFM") and Steven Shapiro ("Shapiro").

ITEM 4.  OWNERSHIP.
     A.  QP
         (a) Amount beneficially owned: 238,576
         (b) Percent of class: 1.41%
             (All percentages herein are based on 16,890,653 shares of Common Stock reported to be outstanding as of September 30, 2007, as reflected in the Issuer's report on Form 10QSB filed with the Securities and Exchange Commission by the Issuer for the period ended September 30,2007.)
         (c) Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote
                     0
               (ii)  shared power to vote or to direct the vote
                     238,576
              (iii)  sole power to dispose or to direct the disposition
                     0
               (iv)  shared power to dispose or to direct the disposition
                     238,576

     B.  Enhanced
         (a) Amount beneficially owned: 245,098
         (b) Percent of class:  1.45%
         (c) Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote
                     0
               (ii)  shared power to vote or to direct the vote
                     245,098
              (iii)  sole power to dispose or to direct the disposition
                     0
               (iv)  shared power to dispose or to direct the disposition
                     245,098

     C.  Offshore
         (a) Amount beneficially owned: 161,826
         (b) Percent of class: 0.96%
         (c) Number of shares as to which such person has:
                (i) sole power to vote or to direct the vote
                    0
               (ii) shared power to vote or to direct the vote
                    161,826
              (iii) sole power to dispose or to direct the disposition
                    0
               (iv) shared power to dispose or to direct the disposition
                    161,826

      D. BN
         (a) Amount beneficially owned: 105,425
         (b) Percent of class: 0.62%
         (c) Number of shares as to which such person has:
                (i) sole power to vote or to direct the vote
                    0
               (ii) shared power to vote or to direct the vote
                    105,425
              (iii) sole power to dispose or to direct the disposition
                    0
               (iv) shared power to dispose or to direct the disposition
                    105,425

                  BN has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, ICA may be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

      E. BN Offshore
         (a) Amount beneficially owned: 144,575
         (b) Percent of class: 0.86%
         (c) Number of shares as to which such person has:
              (i)   sole power to vote or to direct the vote
                    0
             (ii)   shared power to vote or to direct the vote
                    144,575
            (iii)   sole power to dispose or to direct the disposition
                    0
             (iv)   shared power to dispose or to direct the disposition
                    144,575

                  BN Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, IFM may be deemed to own beneficially the shares owned by BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore.

      F. ICA
         (a) Amount beneficially owned: 344,001
         (b) Percent of class: 2.04%
         (c) Number of shares as to which such person has:
                (i) sole power to vote or to direct the vote 0
               (ii) shared power to vote or to direct the vote
                    344,001
              (iii) sole power to dispose or to direct the disposition
                    0
               (iv) shared power to dispose or to direct the disposition
                    344,001

                  ICA is the general partner of QP and BN. Thus, ICA has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by QP and BN. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, ICA may be deemed to own beneficially the shares owned by QP and BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by QP and BN.

      G. IFM
         (a) Amount beneficially owned: 551,499
         (b) Percent of class: 3.27%
         (c) Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote
                     0
               (ii)  shared power to vote or to direct the vote
                     551,499
              (iii)  sole power to dispose or to direct the disposition
                     0
               (iv)  shared power to dispose or to direct the disposition
                     551,499

             IFM is the investment manager of Enhanced, Offshore and BN Offshore. Thus, IFM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Enhanced, Offshore and BN Offshore. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, IFM may be deemed to own beneficially the shares owned by Enhanced, Offshore and BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by Enhanced, Offshore and BN Offshore.

         H.  Steven Shapiro
             (a) Amount beneficially owned: 895,500
             (b) Percent of class: 5.30%
             (c) Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote
                     0
               (ii)  shared power to vote or to direct the vote
                     895,500
              (iii)  sole power to dispose or to direct the disposition
                     0
               (iv)  shared power to dispose or to direct the disposition
                     895,500

                  Shapiro, as the Manager of ICA and IFM, has the power to dispose of and vote the Common Stock beneficially owned by QP, Enhanced, Offshore, BN and BN Offshore. Shapiro does not own any shares of Common Stock directly. By reason of the provisions of Rule 13d-5 promulgated under the Act, Shapiro may be deemed to beneficially own the shares beneficially owned by QP, Enhanced, Offshore, BN and BN Offshore.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008           /s/ Steven Shapiro
                                    -------------------------------------------
                                    STEVEN SHAPIRO, individually,
                                    as Manager of Intrepid Capital Advisors,
                                    LLC, the general partner of Intrepid Capital
                                    Fund (QP), L.P., and Bluenose Capital Fund
                                    (QP), L.P., and as Manager of Intrepid Fund
                                    Management, LLC, the investment manager of
                                    Intrepid Enhanced Alpha Master Fund,
                                    Ltd., Intrepid Capital Fund (Offshore) Ltd.
                                    and Bluenose Master Fund, Ltd.